Citigroup Global Markets Holdings Inc.	C

Term Sheet No. 2022–USNCH[ ] dated June 28, 2022 relating to Preliminary Pricing Supplement

No. 2022–USNCH[ ] dated June 28, 2022

Registration Statement Nos. 333-255302 and 333-255302-03

Filed Pursuant to Rule 433

Market Linked Securities—Leveraged Upside Participation to a Cap and Contingent Downside

Principal at Risk Securities Linked to the SPDR® S&P® Biotech ETF due August 4, 2025

Term Sheet to Preliminary Pricing Supplement No. 2022—USNCH[ ] dated June 28, 2022

Summary of Terms

Issuer and Guarantor:	Citigroup Global Markets Holdings Inc. (issuer) and Citigroup Inc. (guarantor)
Underlying:	SPDR® S&P® Biotech ETF
Pricing Date*:	July 29, 2022
Issue Date*:	August 3, 2022
Valuation Date*:	July 28, 2025
Maturity Date*:	August 4, 2025
Stated Principal Amount:	$1,000 per security
Payment at Maturity (per security):

•    if the final underlying value is greater than the initial underlying value: $1,000 plus the lesser of: (i) $1,000 × underlying return × participation rate; and (ii) the maximum return at maturity;

•     if the final underlying value is less than or equal to the initial underlying value, but greater than or equal to the final barrier value: $1,000; or

•    if the final underlying value is less than the final barrier value: $1,000 + ($1,000 × underlying return)

Participation Rate:	150%
Maximum Return at Maturity:	At least 75.00% of the stated principal amount, to be determined on the pricing date
Underlying Return:	(final underlying value – initial underlying value) / initial underlying value
Initial Underlying Value:	The closing value of the underlying on the pricing date
Final Barrier Value:	60% of the initial underlying value
Final Underlying Value:	The closing value of the underlying on the valuation date
Calculation Agent:	Citigroup Global Market Inc. (“CGMI”), an affiliate of Citigroup Global Markets Holdings Inc.
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount**:	Up to 3.00%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of 2.00% and WFA may receive a distribution expense fee of 0.075%.
CUSIP / ISIN:	17330PJQ3 / US17330PJQ37
United States Federal Tax Considerations:	See the preliminary pricing supplement.

* subject to change

** In addition, CGMI may pay a fee of up to 0.10% to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Hypothetical Payout Profile (payment at maturity)***

*** assumes a maximum return at maturity equal to the lowest possible maximum return at maturity that may be determined on the pricing date

If the final underlying value is less than the final barrier value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity.

On the date of the related preliminary pricing supplement, Citigroup Global Markets Holdings Inc. expects that the estimated value of the securities on the pricing date will be at least $900.00 per security, which will be less than the public offering price. The estimated value of the securities is based on CGMI’s proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate. It is not an indication of actual profit to CGMI or other of Citigroup Global Markets Holdings Inc.’s affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/0000200245/000095010322011370/
dp176073_424b2-us2297066.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors Relating to the Securities” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Summary Risk Factors

The risks set forth below are discussed in detail in the “Summary Risk Factors” section in the accompanying preliminary pricing supplement and the “Risk Factors Relating to the Securities” section in the accompanying product supplement. Please review those risk disclosures carefully.

•	You May Lose Some Or All Of Your Investment.

•	The Securities Do Not Pay Interest.

•	Your Return Will Be Limited To The Maximum Return And May Be Lower Than The Return On A Direct Investment In The Underlying.

•	You Will Not Receive Dividends Or Have Any Other Rights With Respect To The Underlying.

•	Your Payment At Maturity Depends On The Value Of The Underlying On A Single Day.

•	The Securities Are Subject To The Credit Risk Of Citigroup Global Markets Holdings Inc. And Citigroup Inc.

•	The Securities Will Not Be Listed On Any Securities Exchange And You May Not Be Able To Sell Them Prior To Maturity.

•	The Estimated Value Of The Securities On The Pricing Date, Based On CGMI’s Proprietary Pricing Models And Our Internal Funding Rate, Is Less Than The Public Offering Price.

•	The Estimated Value Of The Securities Was Determined For Us By Our Affiliate Using Proprietary Pricing Models.

•	The Estimated Value Of The Securities Would Be Lower If It Were Calculated Based On Wells Fargo’s Determination of The Secondary Market Rate With Respect To Us.

•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Any Person May Be Willing To Buy The Securities From You In The Secondary Market.

•	The Value Of The Securities Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors.

•	We Have Been Advised That, Immediately Following Issuance, Any Secondary Market Bid Price Provided By Wells Fargo, And The Value That Will Be Indicated On Any Brokerage Account Statements Prepared By Wells Fargo Or Its Affiliates, Will Reflect A Temporary Upward Adjustment.

•	The SPDR® S&P® Biotech ETF Is Subject To Risks Associated With Investing In The Biotechnology Sector.

•	The SPDR® S&P® Biotech ETF Is Subject To Risks Associated With The Health Care Sector.

•	Our Offering Of The Securities Is Not A Recommendation Of The Underlying.

•	The Closing Value Of The Underlying May Be Adversely Affected By Our Or Our Affiliates’, Or By Wells Fargo And Its Affiliates’, Hedging And Other Trading Activities.

•	We And Our Affiliates And Wells Fargo And Its Affiliates May Have Economic Interests That Are Adverse To Yours As A Result Of Our And Their Respective Business Activities.

•	The Calculation Agent, Which Is An Affiliate Of Ours, Will Make Important Determinations With Respect To The Securities.

•	Even If The Underlying Pays A Dividend That It Identifies As Special Or Extraordinary, No Adjustment Will Be Required Under The Securities For That Dividend Unless It Meets The Criteria Specified In The Accompanying Product Supplement.

•	The Securities Will Not Be Adjusted For All Events That May Have A Dilutive Effect On Or Otherwise Adversely Affect The Closing Value Of The Underlying.

•	The Securities May Become Linked To An Underlying Other Than The Original Underlying Upon The Occurrence Of A Reorganization Event Or Upon The Delisting Of The Underlying Shares.

•	The Value And Performance Of The Underlying Shares May Not Completely Track The Performance Of The Underlying Index That The Underlying Seeks To Track Or The Net Asset Value Per Share Of The Underlying.

•	Changes That Affect The Underlying May Affect The Value Of Your Securities.

•	The Stated Maturity Date May Be Postponed If The Valuation Date is Postponed.

•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed a registration statement (including a related preliminary pricing supplement, an accompanying product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. You should read the related preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus in that registration statement (File Nos. 333-255302 and 333-255302-03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, you can request the related preliminary pricing supplement, accompanying product supplement, underlying supplement, prospectus supplement and prospectus by calling toll-free 1-800-831-9146.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

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